Exhibit 99.1

FOR IMMEDIATE RELEASE

July 25, 2008

CenterState Banks of Florida, Inc. Announces

Second Quarter 2008 Operating Results

WINTER HAVEN, FL. – July 25, 2008 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the second quarter 2008 of $1,468,000 ($0.12 per share) compared to $1,111,000 ($0.09 per share) earned in the first quarter and $2,280,000 ($0.18 per share) earned in the second quarter of last year.

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited) Amounts in thousands of dollars (except per share data)
For the quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Net interest income	$10,030	$9,814	$10,605	$10,901	$11,244
Provision for loan losses	(1,515)	(604)	(1,605)	(529)	(376)
Net interest income after loan loss provision	8,515	9,210	9,000	10,372	10,868
Non interest income	1,787	1,871	1,928	1,961	1,903
Sale of bank branch office real estate	1,483	—	—	—	—
Sale of bank shell	—	—	1,000	—	—
Non interest expense	(9,603)	(9,477)	(9,315)	(9,442)	(9,362)

Income before income tax	2,182	1,604	2,613	2,891	3,409
Income tax expense	(714)	(493)	(854)	(939)	(1,129)

NET INCOME	$1,468	$1,111	$1,759	$1,952	$2,280

EPS (basic)	$0.12	$0.09	$0.14	$0.16	$0.18
EPS (diluted)	$0.12	$0.09	$0.14	$0.15	$0.18

Strong capital position

The federal bank regulatory agencies have established certain capital requirements for banks. To be considered “well capitalized” under these federal bank regulatory guidelines, the Company needed to have $59,321,000 (5%) of tier 1 regulatory capital at June 30, 2008. The Company had $129,558,000 (10.9%) of tier 1 regulatory capital on this date, more than twice needed to be considered “well capitalized” by the federal bank regulatory agencies. These agencies have also set two other regulatory capital guidelines, tier 1 capital as a percentage of risk weighted assets and total regulatory capital as a percentage of risk weighted assets. The Company’s capital ratios in both of these categories also exceed the amount needed to be considered “well-capitalized” by the regulatory agencies. Book value per share and tangible book value per share at June 30, 2008 was $11.94 and $9.33, respectively. At this same date the Company’s capital ratio and tangible capital ratio were 12.2% and 9.8%, respectively.

Credit quality and allowance for loan losses

Management has continued to aggressively monitor credit risk and potential losses in the Company’s loan portfolio, in light of the current real estate environment in Florida. During the current quarter, the Company took a charge of $1,515,000 to loan loss provision (expense) and charged-off (net of recoveries) $1,174,000, or 0.14% of average loans outstanding during the quarter. The Company’s allowance for loan losses was $11,599,000 at June 30, 2008 compared to $11,258,000 at March 31, 2008, an increase of $341,000. This increase is a net amount which resulted from an increase of $376,000 in our general loan loss allowance less a $35,000 decrease in our specific loan loss allowance. The increase in our general allowance is primarily due to changes in the loan portfolio mix, changes in our historical charge-off rates and the increase in our loan portfolio. Our specific allowance is the result of specific allowance analyses prepared for each of our impaired loans. The decrease in our specific allowance is the result of charge-offs taken during the period and the change in the mix of impaired loans. The allowance for loan losses as a percentage of loans outstanding was 1.37% as of June 30, 2008 compared to 1.35% as of March 31, 2008. At this time, management believes the Company’s allowance for loan losses is adequate to cover any probable losses related to these loans. However, management recognizes that many factors can adversely impact various segments of our market and customers, and therefore there is no assurance as to the amount of losses or probable losses may develop in the future. The table below summarizes the changes in our allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited) amounts are in thousands
as of or for the quarter ending	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Allowance at beginning of period	$11,258	$10,828	$9,903	$9,519	$7,632

Charge-offs	(1,185)	(298)	(693)	(160)	(117)
Recoveries	11	124	13	15	11

Net charge-offs	(1,174)	(174)	(680)	(145)	(106)
Provision for loan losses	1,515	604	1,605	529	376
Acquisition of VSB	—	—	—	—	1,617

Allowance at end of period	$11,599	$11,258	$10,828	$9,903	$9,519

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans were 1.23% at June 30, 2008, compared to 1.37% at March 31, 2008.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (b) other repossessed assets that are not real estate), were $13,089,000 at June 30, 2008, compared to $12,474,000 at March 31, 2008. Non performing assets as a percentage of total assets was 1.07% at June 30, 2008, compared to 1.00% at March 31, 2008.

As shown in the following table, the largest component of non performing loans is non accrual loans, which as of June 30, 2008 totaled $10,385,000 (60 loans). Of this amount approximately $2,816,000 or 27% are residential real estate loans (19 loans); approximately $4,054,000 or 39% are commercial real estate loans (9 loans); approximately $2,339,000 or 23% are construction, acquisition and development, and land loans (13 loans); approximately $939,000 or 9% are commercial loans (6 loans); and $237,000 or 2% are consumer and all other loans (13 loans).

The Company has no construction or development loans with national builders. We do business with local builders and developers that have typically been long time customers. As indicated above, non accrual construction, acquisition and development, and land loans totaled $2,339,000 at June 30, 2008. This category includes the following loans: 6 loans for $1,065,000 collateralized by 17 residential lots; 3 loans for $637,000 collateralized by three single family homes under construction (spec homes); and, 4 loans for $637,000 for land, other than developed lots. Six of these thirteen loans have a specific allowance which in the aggregate totals $340,000.

The largest non accrual loan the Company had on its books as of June 30, 2008 is a commercial real estate loan for $1,136,000. This loan has a $145,000 specific loan loss allowance associated with it. The average size non accrual loan is approximately $173,000.

OREO at June 30, 2008 was $2,270,000, which represented eight single family homes ($1,951,000), one mobile home with land ($86,000), and one commercial real estate property ($233,000).

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)
As of or for the quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Non accrual loans	$10,385	$9,101	$3,797	$4,610	$1,997
Past due loans 90 days or more and still accruing interest	68	2,345	277	327	267

Total non performing loans	10,453	11,446	4,074	4,937	2,264
Other real estate owned (“OREO”)	2,270	792	583	177	—
Repossessed assets other than real estate	366	236	170	133	57

Total non performing assets	$13,089	$12,474	$4,827	$5,247	$2,321
Non performing loans as a percentage of total loans	1.23%	1.37%	0.48%	0.59%	0.27%
Non performing assets as a percentage of total assets	1.07%	1.00%	0.40%	0.43%	0.19%
Net charge-offs (recoveries)	$1,174	$174	$680	$145	$106
Net charge-offs as a percentage of average loans for the period	0.14%	0.02%	0.08%	0.02%	0.01%

Impaired loans (SFAS No. 114)	$19,523	$18,947	$11,803	$10,577	$7,510
Non impaired loans (SFAS No. 5)	829,535	814,796	829,602	829,764	818,705

Total loans	$849,058	$833,743	$841,405	$840,341	$826,215
Allowance for loan losses as a percentage of period end loans:
Impaired loans (SFAS No. 114)	5.97%	6.33%	6.88%	7.17%	6.32%
Non impaired loans (SFAS No. 5)	1.26%	1.23%	1.21%	1.10%	1.11%

Total loans	1.37%	1.35%	1.29%	1.18%	1.15%

Sale of bank branch office real estate

The Company sold one of its branch office buildings on April 1, 2008 for $2,500,000 and simultaneously entered into an agreement to lease back the real estate for a period of one year with an option to renew the lease for an additional year. A pre-tax gain on the sale of approximately $1,483,000 was recognized during April. The branch office has been operating from its current location since October 1996. It has approximately $14 million in deposits and $12 million in loans. The sale was for the real estate only. It is our intention to eventually transfer the related customer accounts to either a new branch office that has not yet been identified or to one of our existing branch locations.

Loan growth and deposit growth

During the current quarter, loans increased by $15,315,000, or 1.8%, and deposits decreased by $40,770,000, or 4.2%. For the six month period ending June 30, 2008, loans increased by $7,653,000, or 0.9% and deposits decreased by $8,293,000, or 0.9%. While deposit growth, especially core deposit growth, has been a challenge, non time deposits (core deposits) increased by $50,564,000, or 11.6%. During this same period, time deposits decreased $58,857,000 or 11.0%. Time deposits were 49% of total deposits at June 30, 2008 compared to 52% at March 31, 2008 and 55% at December 31, 2007. This favorable shift in deposit mix along with the repricing of time deposits as they mature subsequent to the decrease in market interest rates during the first quarter of this year contributed to the 14bps improvement in the Company’s net interest margin (“NIM”) during the current quarter compared to the first quarter of the year.

Financial highlights

In terms of comparing sequential quarters, the NIM for the current quarter was 3.75%, which is an increase of approximately 14bps compared to the previous quarter (3.61%), as discussed above. The primary reason for the NIM expansion between these two quarters is that the cost on interest bearing liabilities decreased more than the decrease on the yield on interest earning assets. Quarter to quarter, the yield on our loans decreased approximately 43bps and the overall yield on our total interest earning assets decreased by approximately 30bps. (Yield data is presented on a tax equivalent basis.) Cost of interest bearing deposits (i.e. excluding non interest bearing demand deposits) has decreased between the two quarters by approximately 49bps, and the overall cost of total interest bearing liabilities decreased by approximately 54bps. During this same time frame, the average balances in non interest bearing demand accounts decreased by $8,746,000, or 5.3%.

In terms of sequential quarters, net income for the current quarter was $1,468,000 ($0.12 per share) compared to $1,111,000 ($0.09 per share) for the first quarter of 2008. The most significant items that were primarily the reason for the $357,000 difference in net income between the two quarters were the one time non recurring gain on sale of bank branch office real estate, which was partially offset by the increase in the Company’s provision for loan loss expense quarter to quarter.

Presented below are condensed consolidated balance sheets, condensed consolidated average balance sheets, and selected financial ratios for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited) Amounts in thousands of dollars
At quarter ended:	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007
Cash and due from banks	$33,784	$36,279	$30,293	$32,390	$34,457
Fed funds and money market	36,671	81,585	42,155	33,184	51,997
Investments	193,449	192,773	199,434	217,242	227,324
Loans	849,058	833,743	841,405	840,341	826,215
Allowance for loan losses	(11,599)	(11,258)	(10,828)	(9,903)	(9,519)
Premises and equipment, net	58,093	56,559	55,458	53,999	52,827
Goodwill	28,118	28,118	28,118	29,299	28,924
Core deposit intangible	4,330	4,525	4,725	4,955	5,189
Bank owned life insurance	9,990	9,823	9,728	9,637	9,540
Other assets	20,316	16,452	16,942	14,442	14,030

TOTAL ASSETS	$1,222,140	$1,248,599	$1,217,430	$1,225,586	$1,240,984

Deposits	$964,327	$1,005,097	$972,620	$1,004,426	$998,382
Other borrowings	101,348	85,505	88,146	65,840	91,486
Other liabilities	7,771	8,015	8,382	9,699	8,869
Stockholders’ equity	148,694	149,982	148,282	145,621	142,247

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,222,140	$1,248,599	$1,217,430	$1,225,586	$1,240,984

Condensed Consolidated Average Balance Sheets (unaudited) Amounts in thousands of dollars
At quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Investments, fed funds, and other	$253,513	$274,165	$245,580	$273,086	$292,786
Loans	838,915	834,971	840,297	844,316	813,927
Allowance for loan losses	(11,429)	(10,896)	(10,001)	(9,663)	(9,369)
All other assets	137,878	138,754	136,860	132,032	145,680

TOTAL ASSETS	$1,218,877	$1,236,994	$1,212,736	$1,239,771	$1,243,024

Deposits- interest bearing	$815,623	$826,334	$815,691	$822,417	$789,457
Deposits- non interest bearing	154,769	163,515	175,364	182,529	200,164
Other borrowings	89,881	88,311	63,976	80,275	99,044
Other liabilities	8,289	8,552	10,050	10,013	11,608
Stockholders’ equity	150,315	150,282	147,655	144,537	142,751

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,218,877	$1,236,994	$1,212,736	$1,239,771	$1,243,024

Selected financial ratios (unaudited)
As of or for the quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Return on average assets (annualized)	0.48%	0.36%	0.58%	0.62%	0.74%
Return on average equity (annualized)	3.93%	2.97%	4.73%	5.36%	6.41%
Net interest margin(tax equivalent basis)	3.75%	3.61%	3.93%	3.92%	4.13%
Loan / deposit ratio	88.0%	82.9%	86.5%	83.7%	82.8%
Stockholders’ equity / total assets	12.2%	12.0%	12.2%	11.9%	11.5%
Efficiency ratio	81%	81%	74%	73%	71%
Book value per share	$11.94	$12.05	$11.92	$11.71	$11.44

The tables below summarize the loan and deposit mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)
At quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Real estate loans
Residential	$211,602	$209,591	$209,186	$202,628	$197,577
Commercial	409,131	389,316	385,669	384,893	379,407
Construction, development and land loans	91,514	95,700	108,615	112,485	109,694

Total real estate loans	712,247	694,607	703,470	700,006	686,678
Commercial	78,279	77,495	78,231	79,906	79,620
Consumer and other loans	59,316	62,493	60,687	61,497	61,059

Total loans before unearned fees and costs	849,842	834,595	842,388	841,409	827,357
Unearned fees and costs	(784)	(852)	(983)	(1,068)	(1,142)

Total loans	$849,058	$833,743	$841,405	$840,341	$826,215

Deposit mix (in thousands of dollars)
At quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Checking accounts
Non interest bearing	$159,176	$172,711	$159,089	$183,959	$189,619
Interest bearing	147,421	148,155	135,442	130,550	130,087
Savings deposits	68,538	57,824	49,127	53,780	57,211
Money market accounts	112,163	107,496	93,076	107,846	121,905
Time deposits	477,029	518,911	535,886	528,291	499,560

Total deposits	$964,327	$1,005,097	$972,620	$1,004,426	$998,382

Non interest income and non interest expense

The tables below summarize the Company’s non interest income and non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited) Amounts in thousands of dollars
For the quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Service charges on deposit accounts	$1,018	$1,086	$1,187	$1,150	$1,146
Commissions from mortgage broker activities	29	21	31	42	62
Loan related fees	91	107	103	116	87
Commissions from sale of mutual funds and annuities	173	109	146	195	165
Debit card and ATM fees	274	261	246	234	237
BOLI income	97	95	87	97	95
Gain (Loss) on sale of investments	(6)	44	5	2	—
Other service charges and fees	111	148	123	125	111

Non interest income – subtotal	$1,787	$1,871	$1,928	$1,961	$1,903
Sale of bank branch office real estate	1,483	—	—	—	—
Sale of bank shell	—	—	1,000	—	—

Total non interest income	$3,270	$1,871	$2,928	$1,961	$1,903

Quarterly Condensed Consolidated Non Interest Expense (unaudited) Amounts in thousands of dollars
For the quarter ended:	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Employee salaries and wages	$4,113	$3,990	$3,885	$3,861	$3,840
Employee incentive/bonus compensation	287	389	98	382	508
Employee stock option expense	107	91	104	137	133
Health insurance and other employee benefits	475	509	543	600	575
Payroll taxes	279	329	262	268	260
Other employee related expenses	228	232	230	215	228
Incremental direct cost of loan origination	(245)	(210)	(225)	(253)	(279)

Total salaries, wages and employee benefits	$5,244	$5,330	$4,897	$5,210	$5,265

Occupancy expense	1,105	1,130	1,073	1,131	1,083
Depreciation of premises and equipment	606	589	604	609	588
Supplies, stationary and printing	183	190	191	180	173
Marketing expenses	261	273	302	250	257
Data processing expenses	317	298	382	401	389
Legal, auditing and other professional fees	305	263	375	254	276
Bank regulatory related expenses	217	184	147	113	110
Postage and delivery	88	90	88	77	75
ATM and debit card related expenses	183	169	168	180	179
Amortization of CDI	196	199	230	235	238
Foreclosure and repossession related expenses	104	70	37	8	22
Internet and telephone banking	88	85	78	79	74
Operational write-offs and losses	105	43	135	69	37
Correspondent account and Federal Reserve charges	70	66	62	64	69
Conferences, seminars, education and training	63	71	45	54	54
Other expenses	468	427	501	528	473

Total non interest expense	$9,603	$9,477	$9,315	$9,442	$9,362

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with 37 locations in nine counties throughout Central Florida. The

Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Ryan Beck & Co (800-793-7226), Michael Acampora, at Raymond James (800-363-9652), or Dudley Stephens, at Burke Capital Markets (404-446-1800). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.